EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 2 to the Registration Statement (S-4 No. 333-209892) and related Prospectus of Great Western Bancorp, Inc. for the registration of 3,449,886 shares of its common stock and to the incorporation by reference therein of our report dated December 11, 2015, with respect to the consolidated financial statements of Great Western Bancorp, Inc., included in its Annual Report (Form 10-K) for the year ended September 30, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
March 31, 2016